Exhibit T3A.8

ARTICLES OF ORGANIZATION

OF

POINT MARINE, L.L.C.

The undersigned, acting pursuant to the Louisiana Limited Liability Company Law, LSA-R.S. 12:1301 et seq., adopts the following Articles of Organization:

ARTICLE I

NAME

The name of the Limited Liability Company is Point Marine, L.L.C. (“Company”).

ARTICLE II

PURPOSE

The purpose of the Company is to engage in any lawful activity for which limited liability companies may be formed under the Louisiana Limited Liability Company Law.

ARTICLE III

AUTHORITY TO BIND COMPANY

The limitations on the authority of members to bind the Company are contained in a written operating agreement.

ARTICLE IV

MANAGEMENT BY MANAGERS

The Company shall be managed by managers who will be elected by the members, as provided in the Company’s operating agreement. The vote, consent or approval of the members shall not be required for: (a) the incurrence of any indebtedness by the Company (whether or not in the ordinary course of business); (b) the sale, exchange, lease or other transfer of assets, including immovable and other real property, (whether or not involving all or substantially all of the assets of the Company); (c) any mortgage, pledge or other security transaction, all of which may be authorized by the managers; or (d) the merger or consolidation of the Company.

Any restrictions on the authority of managers are contained in a written operating agreement.

ARTICLE V

RELIANCE ON CERTIFICATE

Persons dealing with the Company may rely upon a certificate of any manager to establish the membership of any member, the authenticity of any records of the Company, or the authority of any person to act on behalf of the Company, including but not limited to the authority to take the actions referred to in R.S. 12:1318(B).

These Articles of Organization are executed by the Company, acting through its duly authorized manager, this 30th day of March, 1999.

WITNESSES:	Point Marine, L.L.C.

/s/ Barbara Housey	/s/ Michael L. Goldblatt
Michael L. Goldblatt, Organizer
/s/ Tina Bailey

ACKNOWLEDGMENT

STATE OF LOUISIANA

PARISH OF ORLEANS

BEFORE ME, the undersigned authority, personally came and appeared Michael L. Goldblatt, to me known to be the person who signed the foregoing instrument as Organizer, and who, having been duly sworn, acknowledged and declared, in the presence of the two witnesses whose names are subscribed above, that he signed such instrument as his free act and deed for the purposes mentioned therein.

IN WITNESS WHEREOF, the appearer, witnesses and I have hereunto affixed our hands on this 30th day of March, 1999, in the above state and parish or county and state.

WITNESSES:

/s/ Barbara Housey	/s/ Michael L. Goldblatt
Michael L. Goldblatt, Organizer
/s/ Tina Bailey

/s/ John M. Girault
NOTARY PUBLIC John M. Girault Notary Public Parish of Orleans, State of Louisiana My Commission is issued for Life.